UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2018 (January 4, 2018)
Date of Report (Date of earliest event reported)

HCP, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-08895	33-0091377
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1920 Main Street, Suite 1200
Irvine, CA 92614
(Address of principal executive offices) (Zip Code)

(949) 407-0700
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06      Material Impairments.
From July 2012 through May 2015, HCP, Inc. (the “Company”) funded, in aggregate, $257 million under a collateralized mezzanine loan facility (the “Mezzanine Loan”) to certain affiliates of Tandem Health Care (together with its affiliates, “Tandem”). The Mezzanine Loan matures in October 2018 and carries a weighted average interest rate of 11.5%. In addition to the Mezzanine Loan outstanding to the Company, Tandem has outstanding to other lenders a $257 million syndicated senior loan (the “Senior Loan”) that matures in July 2018. Tandem owns and operates 32 post-acute/skilled nursing facilities, in addition to operating nine leasehold interests (the “Leasehold Properties”), in total representing 4,766 beds (collectively, the “Tandem Portfolio”) located primarily throughout Florida, Pennsylvania and Virginia. Tandem leases the entire Tandem Portfolio to certain affiliates of Consulate Health Care (together with its affiliates, “Consulate”) under a master lease. During the second and third quarters of 2017, the Company recorded $60 million of aggregate impairment charges, reducing the carrying value of the Mezzanine Loan to $197 million as of September 30, 2017. The fair value of the collateral supporting the Mezzanine Loan has included the value of an in-the-money purchase option (the “Purchase Option”) that is a term of a lease between Tandem and a lessor, which provided Tandem the right to buy the nine Leasehold Properties for a total of $82 million by January 4, 2018 (the “Purchase Option Expiration Date”).
On July 31, 2017, the Company entered into a binding agreement (the “Agreement”) that provided Tandem an option to repay the Mezzanine Loan at a discounted value of $197 million (the “Repayment Value”) by October 25, 2017, which date was subsequently extended to December 31, 2017 (the “Agreement Maturity Date”). As part of the Agreement, Tandem posted, in aggregate, $8 million of non-refundable deposits (the “Deposits”), which the Company would be entitled to retain (without any credit against the Mezzanine Loan) if Tandem failed to make interest payments on the $257 million par value of the Mezzanine Loan through the repayment date or the Agreement Maturity Date, as applicable, adjusted for any principal payments received.
Consulate is facing operational and financial challenges, including an adverse qui tam judgment, and has failed to fully pay its contractual rent to Tandem since April 1, 2017. Tandem, which relies on contractual rent payments in order to service its interest payments to the Company under the Mezzanine Loan, failed to make its monthly interest payment thereunder on November 10, 2017. On November 17, 2017, the Company declared an event of default under the Mezzanine Loan and, as a result, the Agreement became null and void and the Deposits were forfeited to the Company. Tandem also failed to make its December 2017 interest payment to the Company. The Company does not believe the missed interest payments totaling $5 million will have a material impact on its fourth quarter or annual 2017 results. Tandem remains current on its interest payments under the Senior Loan.
Despite the Agreement having terminated as a result of the event of default, Tandem nonetheless informed the Company that it was continuing to attempt to recapitalize so that it would be in a position to repay the Repayment Value (less the forfeited Deposits) on or prior to the Agreement Maturity Date, should the Company be willing to do so at that time. For example, during the third quarter of 2017, Tandem sold 21 facilities in Ohio and Pennsylvania for net proceeds of $86 million which were primarily used to pay down the Senior Loan. In addition, on December 29, 2017, Tandem sold six Maryland facilities for estimated net proceeds of $31 million, which were used to further pay down the Senior Loan to its current principal balance of $257 million. Despite ongoing efforts to recapitalize, Tandem was unable to (i) repay the Mezzanine Loan at the Repayment Value prior to the Agreement Maturity Date and (ii) close on the Purchase Option by the Purchase Option Expiration Date. The failure to execute the Purchase Option resulted in a significant loss of collateral value supporting the Mezzanine Loan.
Due to Tandem’s failure to repay the Mezzanine Loan by the Agreement Maturity Date and the expiration of the Purchase Option with the resulting significant loss of collateral value, the Company believes a material impairment exists. The Company has engaged Brookfield Financial, a global investment bank with expertise in health care real estate, as an advisor. The Company and Brookfield Financial are actively evaluating and pursuing multiple alternatives, including (i) restructuring the Mezzanine Loan, (ii) foreclosing on the underlying collateral, or (iii) selling all or a portion of the Mezzanine Loan to a third party or to a joint venture between the Company and one or more other investors. Because the possible alternatives are complex and uncertain, and because the Company’s analysis of those alternatives is at an early stage and is ongoing, the Company cannot yet reasonably estimate the full amount of the impairment, but has concluded the impairment exceeds $20 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2018
HCP, Inc. (Registrant)

	By:	/s/ Peter A. Scott
Peter A. Scott
Executive Vice President and Chief Financial Officer